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                                                                    EXHIBIT 10.7

                    TECHNOLOGY TRANSFER AND ROYALTY AGREEMENT

         This Technology and Royalty Transfer Agreement (the "Agreement") is made this 23rd day of February, 2000 between Dr. Mary Lynch, an individual residing in Georgia ("Dr. Lynch"), and GMP Vision Solutions, Inc., a Delaware corporation (the "Company").

         WHEREAS, Dr. Lynch is the sole inventor and sole owner of the Technology (as that term is defined below) subject to a nonexclusive, irrevocable, royalty-free license to the U.S. Government through the Department of Veterans Affairs, which License is attached hereto as Exhibit A (the "Government License"), and

         WHEREAS, the Company is a corporation which has been formed under the laws of the State of Delaware for the purpose of commercializing the Technology; and

         WHEREAS, the Company wishes to acquire all of rights in the Technology possessed by Dr. Lynch.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Definitions

         1.1. "Affiliate" shall mean any legal entity (such as a corporation, partnership, or limited liability company) that directly or indirectly controls, is controlled by, or under common control with the Company. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii)the direct or indirect power, whether exercised or not, to direct or cause the direction of, or substantially influence, the policies or business practices of another individual or legal entity.

         1.2. "Closing Date" shall mean February 23, 2000 or such other date upon which the Technology Transfer and Royalty Agreement and related documents are executed.

         1.3. "Net Sales" shall mean gross revenues received by the Company or its Affiliates from the manufacture, sale, or use of Patented Products by such entities, less trade discounts allowed, third party commissions, refunds, recalls, freight and delivery costs, sales taxes, rebates accrued, incurred or paid to Federal Medicaid or State Medicare or other government payors and amounts exactly repaid or credited by the Company by reason of rejection or return of a Patented Product.

         1.4. "Patents" shall mean Patent Application Number 60/131,030, filed on April 26, 1999, entitled "Devices & Methods for Treating Glaucoma by Enhancing Aqueous Outflow through Schlemm's Canal and Anterior Chamber Angle," together with any future patent applications which may be filed covering any improvements or Technology, including any foreign, continuation, continuation-in-part, or divisional application based on or having a claim of priority to any such patent or patent

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                  application and any patent issuing on any such, any reissue of any such patent, and any patent on reexamination of any such patent.

         1.5. "Patented Products" shall mean the devices and procedures for reducing intraoccular pressure in the treatment of glaucoma as covered by the claims in the Patents.

         1.6.     "Royalties" shall mean the royalty payments defined in Section
                  3.1.2 (iii) hereof.

         1.7. "Technology" shall mean all inventions disclosed in the Patents, and all present intellectual property including ideas, know-how, discoveries, tools, techniques, methods, processes, inventions, works of authorship, derivative works, programs, products and other technology for the practice, manufacture, use, sale, testing, application, or development of medical devices, instruments, reagents, methods and processes for reducing intraoccular pressure; more particularly, for instruments and methods related to glaucoma. For purposes of this Agreement, Technology also shall include all processes, procedures, blueprints, drawings, designs, patterns, technology, notebooks, test results, manuals, formulae, information and documents (including log books), proprietary rights, confidential information, trade secrets and licenses to make, use, sell, license or distribute any of the foregoing, whether or not under development or in process, in each case relating to, constituting part of or used or useful in connection with the development, testing, production, operation, manufacture or servicing of any Technology, and all rights of action accrued and to accrue under and by virtue of any of the foregoing, including the right to sue and recover for past infringement of the same.

2.       Grant

                  Dr. Lynch hereby irrevocably assigns and transfers to the Company her full, worldwide, right, title and interest in and to the Patents and the Technology, including, without limitation, the right to grant sublicenses, to make, use, sell, offer to sell, import, license, market, manufacture, copy, distribute, modify, enhance, prepare derivative works of, and otherwise exploit the Patents and the Technology anywhere in the world, without duty to account to Dr. Lynch under any patent, trade secret or other proprietary right of Dr. Lynch not otherwise assigned to the Company hereunder. Dr. Lynch has this date assigned all of her rights in the Patents and the Technology and to any future patent applications which may be filed hereafter covering the Technology as evidenced by the execution and delivery to the Company of a Patent Assignment in the form attached hereto as Exhibit B.


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*** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


3.       Consideration

         3.1. In consideration of the transfer of the Patents and the Technology to the Company by Dr. Lynch, the Company:

                  3.1.1.   On this Date has:

                           (i) Issued to Dr. Lynch [***] shares of the Company's common stock in accordance with the terms of the Stock Acquisition Agreement signed by both parties in form attached hereto as Exhibit C;

                           (ii) Entered into a three (3) year Consulting Agreement with Dr. Lynch, a copy of which is attached hereto as Exhibit D;

                           (iii) Reimbursed Dr Lynch for legal fees and expenses in the amount of $ 48,500.00;

                           (iv) Caused its parent company, Global Medical Products, Inc. ("GMP") to grant an option to Dr. Lynch to purchase [***] shares of the Common Stock of GMP at an exercise price of [***] per share, as more fully described in the Stock Option Grant, a copy of which is attached hereto as Exhibit E.

                  3.1.2.   After this Date agrees:

                           (i) To pay Dr. Lynch [***] upon receipt of the first FDA approval of the use of the first Patented Product in commercial operations (the "First Approval"). The Company agrees to pay Dr. Lynch the sum of [***] for a first approval for any other Patented Product ("Subsequent First Approval"), provided that the Company will pay such sums only on first approvals in connection with new Patented Products and shall not be obligated to pay such sums for any approval for products that are a modification or use of the Patented Product covered by a prior First Approval or Subsequent First Approval;

                           (ii) To pay Dr. Lynch Royalty payments in the amount of [***] of Company's Net Sales.

                           Royalty payments due pursuant to Sections 3.1.2 (ii) shall be paid semi-annually within forty five (45) days of December 31 and June 30 during the period that any of the Patents remain valid and unexpired in the country in which the Patented Products are made, used or sold.


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                           Dr. Lynch agrees that no Royalties shall be due for
         the internal use of any Patented Product for research and commercial development purposes by the Company or its Affiliates, or for use by third parties providing research, development or testing services on behalf of the Company in seeking governmental approvals, certifications or endorsements.

                  3.1.3. No Royalties shall be payable on sales of Patented Products between the Company and any Affiliate, in which event the royalty shall be based upon the Net Sales by the Affiliate to a non-Affiliated third party.

                  3.1.4. No multiple Royalties shall be due and payable to Dr. Lynch on any Patented Product. In the event the Company or any Affiliate is obligated to pay an additional royalty on Patented Products the royalties due Dr. Lynch hereunder shall be reduced by the amount of such payments but in no event shall the effective royalty rate due Dr. Lynch be less than one-half of the stated amount due as provided in paragraph 3.1.2 (ii) above.

                  3.1.5. The obligations to make royalty payments to Dr. Lynch under this Agreement shall terminate in each country upon the expiration of the last to expire of any Patents covering Patented Products in that country.

4.       Further Assurances

         Dr. Lynch shall cooperate with the Company and shall take such further action as may be reasonably requested by the Company in order to transfer, secure, perfect or protect the rights granted hereunder, including executing such documents of assignment or transfer as the Company may request in order to record title to the Patents or the Technology in the United States Patent and Trademark Office or any similar office in any other jurisdiction, executing such declarations, petitions, affidavits or similar documents as may be requested by the Company in connection with patent applications within the Technology, and testifying as a witness in any proceedings relating to the Patents and the Technology.

5.       Confidentiality

         The Technology being transferred by Dr. Lynch to the Company shall be considered confidential information belonging to the Company and Dr. Lynch agrees not to use such information except as otherwise permitted by the Company and to employ reasonable efforts to maintain the information secret and confidential, such efforts shall be no less than the degree of care employed by Dr. Lynch to preserve and safeguard her own confidential information of the same or similar nature. The information shall not be disclosed or revealed by Dr. Lynch to anyone except employees of the Company or as otherwise authorized, in writing by, or under an agreement with the Company. Dr. Lynch's obligations under this Section shall not extend to any part of the information:

         (a) that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to June 29, 1999;


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         (b)      that becomes part of the public domain or publicly known by publication or otherwise, not due to, or as the result of, an act by Dr. Lynch, not authorized by the Company; or

         (c) that is required to be disclosed by law, government regulation or court order.

         The Company acknowledges that Dr. Lynch filed with the Office General Counsel, VA Central Office, a Report of Invention as required by Executive Order 11096 and implemented by VA Regulation 658 on May 28, 1999 and a like Notice of Invention with Emory University in October 1999 and Dr. Lynch acknowledges such institutions have agreed they have no interest in the Patent or have abandoned such interest save and except as set forth in the Government License.

6.       Representations and Warranties

         6.1. Representations and Warranties of Dr. Lynch. Dr. Lynch makes the following representations and warranties for the benefit of the Company, as a present and ongoing affirmation of facts in existence at the time of the execution and delivery of this
                  Agreement:

                  6.1.1. No Conflict. Dr. Lynch represents and warrants that she is under no obligation or restriction, nor will she assume any such obligation or restriction that does or would in any way interfere or conflict with, or that does or would present a conflict of interest concerning, the transfer of intellectual property interests or related actions and matters to be performed and acted upon by Dr. Lynch under this Agreement or the other agreements executed by the parties on this date and that she is under no obligation or restriction that would interfere or conflict with her obligations hereunder or thereunder.

                  6.1.2. Ownership Rights. Dr. Lynch represents and warrants that she is the sole inventor and owner of all Patents and Technology, subject only to the Government License, and that no other third party has any claim or rights thereto. Dr. Lynch represents and warrants that she has full and sufficient right to assign or grant the rights granted in the Patents and Technology pursuant to this Agreement free and clear of all liens, claims and encumbrances or other claims of third parties except as expressly stated herein. Dr. Lynch further represents and warrants that information pertaining to the Patents and Technology will not be published by or through her under circumstances that would result in a loss of any intellectual property rights. Dr. Lynch further represents and warrants that she is unaware of any intellectual property interests not belonging to the Company that would be encompassed or otherwise used in the making, use, offer to sell, sale, or importation of Patented Products.

         6.2 Representations and Warranties of The Company The Company represents and warrants that it has the authority to perform its obligations under this Agreement and the other agreements executed by the parties on this date, and that it is under


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                  no obligation or restriction that would interfere or conflict with its obligations hereunder or thereunder.

                  6.2.1. Stock Purchase and Option Grant The Company represents and warrants that it has the authority to perform its obligation to issue common stock in accordance with the terms of the Stock Acquisition Agreement and has authority to cause the grant of stock options in accordance with Exhibit E.

                  6.2.2. Reasonable Efforts The Company represents and warrants that it will use its reasonable and prudent efforts to commercialize the Patents and the Technology for the treatment of glaucoma.


7.       General Provisions

         7.1. Survival of Obligations The covenants and agreements provided for in this Agreement shall survive the Closing Date and be unaffected by any investigation made by or on behalf of any party hereto.

         7.2. Notices Any notice, request, instruction or other document required to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by overnight courier or by facsimile, cablegram or telex, according to the instructions set forth below. Such notices shall be deemed given: at the time delivered by hand, if personally delivered; at the time received if sent by registered or certified mail; one business day after deposited with an overnight courier; at the time when receipt is confirmed by the receiving facsimile machine if sent by facsimile (provided written notice by one of the other means is sent on the same day); and when answered back if sent by cablegram or telexed.

                  If to the Company, to:

                                    GMP Vision Solutions, Inc.
                                    One East Broward Blvd.
                                    Suite 1701
                                    Fort Lauderdale, FL  33301
                                    Telephone:  954 745 3510
                                    Fax No.:  954 745 3511
                                    Attn:  President


                  If to Dr. Lynch, to:

                                    Dr. Mary Lynch
                                    3845 Club Drive
                                    Atlanta, Georgia  30319
                                    Telephone:  404 237 4368
                                    Fax No.:  404 237 4368


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         7.3.     Governing Law Except as otherwise provided herein, this
                  Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida.

         7.4. Arbitration Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration under the rules of the American Arbitration Association in Fort Lauderdale, Florida. All awards of the arbitrators shall be final and binding on the parties and enforceable in any court of competent jurisdiction. Nothing herein shall prevent a party from seeking injunctive relief, where appropriate, from a court of competent jurisdiction pending the outcome of any arbitration concerning the subject of such arbitration or when authorized by an arbitrator's award or when emergency relief is required.

         7.5. Successors and Assigns This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors and assigns; provided, however, that no party may assign any or all of its rights hereunder without the prior written consent of the other party.

         7.6. Parties in Interest Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Company and Dr. Lynch and their respective successors and permitted assigns.

         7.7. Execution in Counterparts This Agreement may be executed in two or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

         7.8. Titles and Headings Titles and headings to sections herein are for purposes of reference only and shall in no way limit, define or otherwise affect the provisions herein.

         7.9. Entire Agreement This Agreement and the other agreements, assignments and other instruments of transfer and conveyance exchanged by the parties and GMP's grant of the option to Dr. Lynch on this date shall constitute the entire agreements among such entities with respect to the matters covered hereby and thereby and shall supersede all previous written, oral or implied understandings with respect to such matters, including, without limitation, the Letter of Intent between Dr. Lynch and GMP dated June 29, 1999, as amended.

         7.10. Amendment and Modification This Agreement may be amended, modified or supplemented only by mutual consent set forth in a writing duly signed by the parties hereto.


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         IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.
                                    INVENTOR


                                    ------------------------------
                                    Dr. Mary Lynch



                                    GMP VISION SOLUTIONS, INC.


                                    by:
                                        -----------------------------
                                        Bart Chernow, M.D., President



Attachments:

Exhibit A - License to Government
Exhibit B - Patent Assignment Form
Exhibit C - Stock Purchase Agreement Form
Exhibit D - Consulting Agreement
Exhibit E - Stock Option Grant


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